UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2010
AVIAT NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33278	20-5961564

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Address of principal executive offices: 5200 Great America Parkway, Santa Clara, CA 95054
Registrant’s telephone number, including area code: (408) 567-7000
(Former address, if changed since last report): None
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 ☐ CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 ☐ CFR 40.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.
Following approval of its annual operating plan, the Board of Directors of Aviat Networks, Inc. (the “Company”) approved certain cost reduction initiatives in the range of $30 -$35 million for Fiscal Year 2011. These initiatives primarily affect operations in the Americas, Asia and Europe.These actions are intended to bring the Company’s operational cost structure in line with the changing dynamics of the microwave radio and telecommunications markets.
The Company expects to record approximately $11 million to $13 million of charges related to severance and employee-related costs and impairment of facilities during the first, second and third quarters of fiscal 2011. The severance and employee-related cash charges are expected to be approximately $9 million to $10 million. The Company expects to record approximately $2 million of non-cash asset impairments and $1 million of lease impairment charges requiring cash payments. The impairment charges consist primarily of costs to close facilities in the Americas, Asia and Europe.

Item 7.01.	Regulation FD Disclosure.
On August 12, 2010, the Company issued a press release addressing the matters reported above. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
The information contained in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
     The following exhibits are furnished herewith:

Exhibit
No.	Description
99.1	Press Release issued by Aviat Networks, Inc. on August 12, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIAT NETWORKS, INC.
	By:	/s/ Thomas L. Cronan III
		Name:	Thomas L. Cronan III
Date: August 12, 2010		Title:	Senior Vice President and Chief Financial Officer